Exhibit 99

For Release February 8, 2006	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800

MicroFinancial Incorporated Announces

Fourth Quarter and Year End 2005 Results

Woburn, MA— February 8, 2006— MicroFinancial Incorporated (AMEX-MFI), a financial intermediary specializing in vendor based leasing and finance programs for microticket size transactions in the range of $500 to $15,000, announced today its financial results for the fourth quarter and the year ended December 31, 2005.

2005 accomplishments include:

•	The launch of a sales and marketing effort, which resulted in the signing of 471 new vendors and $6.4 million of new contract fundings.
•	Improved cash position, resulting in a year ended cash balance of $32.9 million versus $9.7 million at the end of 2004.
•	A dividend program that returned $2.7 million to shareholders in 2005.
•	A reduction of 22% or $5.9 million in SG&A expenses as compared to 2004.

Net income for the quarter was $0.9 million, or $0.06 per diluted share on 13,902,183 shares, compared to net income of $4.6 million in the fourth quarter of 2004. The fourth quarter income in 2004 included a $7.9 million tax benefit as discussed below.

Fourth quarter revenue for the period ended December 31, 2005 was $8.9 million compared to $12.4 million in the prior year’s fourth quarter. Income on leases and loans was $0.7 million, rental income was $6.0 million, and other income components contributed $2.2 million for the quarter. New contract originations for the quarter were $2.3 million.

Richard Latour, President and Chief Executive Officer said, “In 2005, we made solid progress building the necessary infrastructure through the strengthening of our sales and marketing programs. Results for the fourth quarter validate these efforts, as our new contract originations improved 42% to $2.3 million over the third quarter. We also approved 145 new vendors and processed over 2,000 applications. Although TimePayment Corp had made sequential gains from quarter to quarter in 2005, the annual results clearly point us in the direction of where we need to improve upon for 2006.”

Total operating expenses for the quarter declined 56.3% to $8.0 million from $18.4 million in the fourth quarter of 2004. Interest expense was $0.2 million for the quarter. Selling, general and administrative expenses decreased $1.3 million to $4.2 million from $5.5 million for the same period last year. The fourth quarter provision for credit losses decreased to $1.6 million from $10.0 million for the same period in 2004, while net charge-offs decreased to $2.2 million versus $18.8 million. Sequentially, amounts greater than 31 days delinquent on December 31, 2005 decreased to $18.1 million from $20.1 million on September 30, 2005.

The benefit for income taxes decreased to $21 thousand for the fourth quarter of 2005 from a $10.6 million tax benefit for the same period last year. During 2004, the Company recorded an income tax benefit of $7.9 million that resulted from a reduction in the Company’s estimate of certain tax liabilities that had been included in accrued income taxes on the Company’s balance sheet.

Total interest bearing debt at December 31, 2005 amounted to $2.8 million. Cash and cash equivalents improved to $32.9 million at December 31, 2005, compared to $9.7 million at December 31, 2004. Net cash received from customers for the quarter was $11.5 million compared to $17.4 million during the same period in 2004.

Full Year 2005 Results

Revenues for the year ended December 31, 2005 were $39.3 million, compared to $60.4 million during fiscal 2004. The net loss for the year ending December 31, 2005 was $1.7 million, versus a net loss of $10.2 million for the previous year. The loss per share for 2005 improved to ($0.12) on 13,567,640 shares versus ($0.77) for fiscal 2004. New contract originations for the year were $6.4 million.

Total operating expenses for the year decreased 53.9% to $42.0 million from $91.0 million in 2004. Interest expense declined 49.7% to $1.1 million, as a result of lower average debt balances. Selling, general and administrative expenses decreased $5.9 million to $20.9 million for the year ended December 31, 2005, from $26.8 million for the same period last year. The decrease was driven in part by reductions of approximately $1.1 million in debt closing costs, $1.8 million in collection expenses, $0.6 million in insurance expenses, and $0.4 million in inventory services. Depreciation and amortization expense decreased 32.2% to $9.5 million, compared to $14.0 million in 2004. The provision for credit losses decreased $37.5 million to $10.5 million for the year ended December 31, 2005 from $47.9 million for the same period last year. Gross charge-offs decreased 72.1% to $22.8 million while recoveries increased 5.0% to $6.1 million. Cash received from customers decreased 35.0% to $55.2 million from $85.0 million for the same period in 2004.

Additional Events:

•

In December of 2005, the Board of Directors announced a special one-time dividend of $0.25 per share or approximately $3.4 million payable on February 15, 2006 to holders of record on January 31, 2006. The Company also approved a $0.05 dividend payable on January 15, 2006. The dividend policy will be reviewed by the board on a quarterly basis going forward.

Mr. Latour stated, “We enter 2006 with a dramatically improved balance sheet with minimal debt and approximately $33 million in cash. We are focused on building a stable, well-diversified portfolio of new originations. We expect that our notably improved capital structure will help us further increase shareholder value over time.”

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2004	2005
ASSETS
Cash and cash equivalents	$9,709	$32,926
Net investment in leases and loans:
Receivables due in installments	59,679	29,139
Estimated residual value	9,502	3,865
Initial direct costs	453	98
Less:
Advance lease payments and deposits	(25)	(35)
Unearned income	(6,313)	(3,658)
Allowance for credit losses	(14,963)	(8,714)
Net investment in leases and loans:	48,333	20,695
Investment in service contracts, net	4,777	1,626
Investment in rental contracts, net	1,785	3,025
Property and equipment, net	754	719
Other assets	2,412	1,315
Deferred income tax	3,500	4,882
Total assets	$71,270	$65,188

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31,	December 31,
	2004	2005
Notes payable	$34	$161
Subordinated notes payable	4,589	2,602
Capitalized lease obligations	41	-
Accounts payable	2,474	1,099
Dividends payable	-	4,114
Other liabilities	2,039	2,094
Income taxes payable	-	431
Total liabilities	9,177	10,501

Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized;
no shares issued at December 31, 2004 and 2005	-	-
Common stock, $.01 par value; 25,000,000 shares authorized;
13,410,646 shares and 13,726,900 issued at December 31, 2004 and
2005, respectively	134	137
Additional paid-in capital	45,244	44,000
Retained earnings	19,186	10,711
Treasury stock, at cost (225,480 shares and 13,001 shares at December 31, 2004
and 2005, respectively)	(2,420)	(125)
Deferred compensation	(51)	(36)
Total stockholders' equity	62,093	54,687
Total liabilities and stockholders' equity	$71,270	$65,188

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the three months ended
	December 31,
	2004	2005

Revenues:
Income on financing leases and loans	$2,008	$698
Rental income	6,832	6,029
Income on service contracts	1,226	649
Loss and damage waiver fees	889	612
Service fees and other	1,397	896
Total revenues	12,352	8,884

Expenses:
Selling general and administrative	5,461	4,185
Provision for credit losses	10,034	1,598
Depreciation and amortization	2,619	2,083
Interest	267	162
Total expenses	18,381	8,028

Income / (loss) before benefit for income taxes	(6,029)	856
Benefit for income taxes	(10,593)	(21)

Net income	$4,564	$877

Net income per common share - basic	$0.35	$0.06

Net income per common share - diluted	$0.33	$0.06

Weighted-average shares used to compute:
Basic net income per share	13,185,166	13,713,899
Fully diluted net income per share	13,708,330	13,902,183

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the year ended
	December 31,
	2004	2005

Revenues:
Income on financing leases and loans	$11,970	$4,140
Rental income	31,009	25,359
Income on service contracts	5,897	3,467
Loss and damage waiver fees	4,016	2,863
Service fees and other	7,475	3,455
Total revenues	60,367	39,284

Expenses:
Selling general and administrative	26,821	20,884
Provision for credit losses	47,918	10,468
Depreciation and amortization	14,010	9,497
Interest	2,283	1,148
Total expenses	91,032	41,997

Loss before benefit for income taxes	(30,665)	(2,713)
Benefit for income taxes	(20,449)	(1,053)

Net loss	($10,216)	($1,660)

Net loss per common share - basic and diluted	($0.77)	($0.12)

Weighted-average shares used to compute:
Basic and diluted net loss per share	13,182,833	13,567,640

About The Company

MicroFinancial Inc. (AMEX-MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the range of $500 to $15,000. The Company has been in operation since 1986.

Statements in this release that are not historical facts, including statements about future dividends and growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects," "views,” “will” and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.